MuniVest Fund II, Inc.
File Number: 811-7478
CIK Number: 897269
For the Period Ended: 10/31/2005

Pursuant to Exemptive Order No. IC-15520 dated June 12, 1992 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended October 31, 2005.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

05/04/2005	$3,700	Illinois Health Facility	3.30%	05/15/2029
05/05/2005	600	Illinois Health Facility	3.30	05/15/2029